PROSPECTUS SUPPLEMENT
(To Prospectus dated May 31, 2001)

                                   $21,275,000
                         principal amount plus interest
                               liquidity facility
                                       of
                         FGIC Securities Purchase, Inc.
                                  in support of
               BOARD OF TRUSTEES OF GRAND VALLEY STATE UNIVERSITY
            General Revenue Variable Rate Demand Bonds, Series 2001B

Date of the Bonds: Date of Delivery                            Due: June 1, 2027



                            -------------------------

         Liquidity Facility: We are providing a liquidity facility in the form of a standby bond purchase agreement for the bonds described in this prospectus supplement. The standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

         Terms of the Bonds: The bonds are limited obligations of the Board of Trustees of Grand Valley State University, established under Article VIII,
Section 6 of the Michigan Constitution of 1963. The bonds are payable solely from amounts in the bond fund established by the indenture and secured solely by an irrevocable pledge of certain revenues of the Board. The bonds are subject to mandatory and optional redemption prior to maturity and to optional and mandatory tender for purchase, as described in this prospectus supplement.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         Our obligations under the standby bond purchase agreement are not being sold separately from the bonds. The bonds are being sold under a separate disclosure document. Our obligations may not be traded separately from the bonds. This prospectus supplement and the accompanying prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of bonds purchased by us.

         Unless the context otherwise requires, the terms "company," "we," "us," or "our" mean FGIC Securities Purchase, Inc. You should read the information under the heading "The Company," located in the prospectus accompanying this prospectus supplement.

                     ---------------------------------------

                            NatCity Investments, Inc.

                     ---------------------------------------

            The date of this prospectus supplement is July 20, 2001.

         You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and NatCity Investments, Inc., the underwriter of the bonds, has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                                  INTRODUCTION

         We are providing you with this prospectus supplement to furnish information regarding our obligations under a liquidity facility in the form of a standby bond purchase agreement in support of $21,275,000 aggregate principal amount of General Revenue Variable Rate Demand Bonds, Series 2001B which will be issued on or about August 7, 2001 by the Board of Trustees of Grand Valley State University, established under Article VIII, Section 6 of the Michigan Constitution of 1963 and which will be governed by the terms of a trust indenture dated as of August 1, 2001 between the Board of Trustees of Grand Valley State University and National City Bank of Michigan/Illinois, Troy, Michigan, as trustee for the bonds. Owners of the bonds will have the right to tender, or in certain cases be required to tender, the bonds. National City Bank of Michigan/Illinois, Troy, Michigan, will act as tender agent for the bonds. NatCity Investments, Inc., as the initial remarketing agent, and any successor, will be obligated to use its best efforts to remarket the bonds. We will enter into a standby bond purchase agreement with the trustee, which will obligate us under certain circumstances to purchase unremarketed bonds from holders optionally or mandatorily tendering their bonds for purchase. In order to obtain funds to purchase the bonds, we will enter into a standby loan agreement with General Electric Capital Corporation, which will obligate GE Capital to loan funds to us as needed to purchase bonds. Our obligations under the standby bond purchase agreement will expire five years from the date of delivery of the bonds, unless the standby bond purchase agreement is extended or terminated sooner in accordance with its terms.

                            DESCRIPTION OF THE BONDS

General

         The bonds, as initially issued, will be dated and bear interest from the date of issuance and will mature, subject to prior redemption and purchase, on the due date shown on the cover page of this prospectus supplement. The bonds will be issued in fully registered form in the denomination of $100,000, or integral multiples of $5,000 in excess of $100,000. So long as the bonds are registered in the name of Cede & Co., as nominee of The Depository Trust Company, principal of, premium, if any, and interest on the bonds will paid as described under "BOOK-ENTRY SYSTEM."

         Purchases of bonds will be made in book-entry-only form as described under "BOOK-ENTRY SYSTEM." So long as Cede & Co., as nominee for DTC, is the registered owner of the bonds, the transfer of interests in the bonds will be the sole responsibility of DTC's participants and indirect participants and the beneficial owners of the bonds, as explained later in this prospectus supplement. Neither the bond issuer nor the trustee will have any responsibility with respect to transfers of interests in the bonds.

         The person in whose name the ownership of any bond is registered on the registration books will be deemed and regarded as the absolute owner of that bond for all purposes, and payment of or on account of the principal of, premium, if any, and interest on any bond will be made only to or on the order of the registered owner of that bond or its legal representative. All payments on that bond will be valid and effectual to satisfy and discharge the liability on that bond, including the premium, if any, and interest on that bond, to the extent of the sum or sums so paid.

         The trustee will keep the registration books for the bonds at its principal office, located at Troy, Michigan. The bonds may be transferred or exchanged for one or more bonds.

Modes of Operation

         General
         -------

         The bonds may operate in one or more of four modes of operation, provided that the requirements, certain of which are described below, for entering into that mode or modes are satisfied. The four modes of operation are the weekly rate mode, the adjustable rate mode, the long term rate mode, and the fixed rate mode. The bonds may operate in only one mode at any given time. Generally, the modes have different operating features, including different demand features, purchase features, redemption provisions, interest rate periods and interest payment dates. The standby bond purchase agreement will secure the purchase price of bonds in the weekly rate mode only. Except as otherwise described below, once a mode is designated for any particular bond, that bond will remain in that mode until a new mode for that bond is designated as described below. However, a bond converted to bear interest at a fixed rate will remain in that fixed rate mode until maturity or redemption of that bond prior to maturity. The bonds will initially be issued in the weekly rate mode.

         In connection with any change to another mode, the trustee will give written notice to the owner of each affected bond that its bond will be subject to mandatory tender for purchase on the conversion date at 100% of the principal amount of the bond, plus accrued interest to the date of purchase. Additional information regarding mandatory tenders for purchase of bonds appears in this prospectus supplement in "DESCRIPTION OF THE BONDS - Mandatory Purchase of Bonds."

         If any condition precedent to the conversion from one mode to another mode (including, but not limited to, the establishment of the appropriate interest rate for that mode or the duration of the interest rate period, as the case may be), is not fulfilled with respect to any bond, after the mandatory tender date that bond will continue in its then current mode for the same period and bear the same interest rate as was last borne by that bond in that mode. However, if the then current mode is the adjustable rate mode, then the bonds will convert to a weekly rate mode, and if the then current mode is the long term rate mode and a written opinion of nationally recognized bond counsel is provided, stating that the change is authorized or permitted by the indenture and that the change will not adversely affect the exclusion from gross income for purposes of federal income taxation of the interest on the bonds, then the bonds will convert to a weekly rate mode, but if the opinion is not furnished, the bonds will remain in a long term rate mode, maintain the same duration as the immediately preceding long term rate period and maintain the same interest rate as the immediately preceding long term rate.

         The interest rate for the bonds for each rate period will be determined by the remarketing agent as the lowest rate of interest which, in the judgment of the remarketing agent, would cause the bonds to have a market value as of the date of determination equal to the principal amount of the bonds, plus accrued interest, if any, taking into account prevailing market conditions. However, in no event will the interest rate on the bonds exceed the rate of the lesser of 10% per annum or the maximum rate permitted by law.

         If the remarketing agent fails for any reason to determine the interest rate for any rate period:

                           o the interest rate for bonds that accrue interest at weekly rates will be the weekly rate in effect for the immediately preceding weekly rate period, but if no weekly rate has been determined by the remarketing agent for each of the two immediately preceding weekly rate periods, the interest rate will be 80% of the then most recent 90-day United States Treasury Bill Rate as quoted in the Wall Street Journal; and

                           o the interest rate for bonds that accrue interest at adjustable rates will be converted to the weekly rate mode and the weekly rate will be equal to the BMA Index, or other index (or percentage of index) selected by the remarketing agent.

         Weekly Rate Mode
         ----------------

         The bonds will initially be issued in the weekly rate mode and will remain in the weekly rate mode until converted to another rate period. The initial weekly rate, which will be applicable to all of the bonds, will be as set forth in the bond purchase agreement relating to the original purchase of the bonds by the underwriter of the bonds. After the date of execution of the bond purchase agreement, a weekly rate will be determined for each weekly rate period as follows:

                           o weekly rate periods will begin on a Thursday and end on Wednesday of the following week and each weekly rate period will be followed by another weekly rate period until the rate period of the bonds is converted to another type of rate period. However, if the rate period converts to a weekly rate period from a different rate period, the weekly rate period will begin on the weekly rate conversion date and will end on the Wednesday that is not less than seven days later; and

                           o the weekly rate for each weekly rate period will be effective from and including the first day of that weekly rate period and remain in effect to and including the last day of that weekly rate period. The remarketing agent will determine each weekly rate by 4:00 p.m., New York City time, on the business day next preceding the first day of the weekly rate period to which it relates.

         If no weekly rate is determined by the remarketing agent for a weekly rate period, the weekly rate for that weekly rate period will be the weekly rate in effect for the immediately preceding weekly rate period, but if no weekly rate has been determined by the remarketing agent for each of the two immediately preceding weekly rate periods, the interest rate will be 80% of the then most recent 90-day United States Treasury Bill Rate as quoted in the Wall Street Journal.

         Adjustable Rate Mode
         --------------------

         An adjustable rate will be determined for each adjustable rate period as follows:

                           o adjustable rate periods will begin initially on an adjustable rate conversion date, which will be a business day, and then on each interest rate adjustment date until the type of rate period of the bonds is converted to another type of rate period. Adjustable rate periods will be for a period of not less than 30 or more than 365 days specified by the remarketing agent. No adjustable rate period may be established which is longer than the number of days interest coverage at the highest lawful rate under the liquidity facility then in effect, less 21 days; and

                           o the adjustable rate for each adjustable rate period will be effective from and including the first day of that adjustable rate period and remain in effect to and including the last day of that adjustable rate period. Each adjustable rate will be determined by the remarketing agent on the first business day of the adjustable rate period to which it relates not later than 11:00 a.m., New York City time.

         Long Term Rate Mode
         -------------------

         A long term rate will be determined for each long term rate period as follows:

                           o long term rate periods will begin on a long term rate conversion date and subsequently on a June 1 or December 1 which is at least 12 calendar months after the long term rate conversion date, and end on the day preceding either the first day of the following long term rate period or the conversion date on which a different rate period becomes effective. Long term rate periods will be for a period more than 365 days and less than the remaining term of the bonds; and

                           o the long term rate for each long term rate period will be effective from and including the first day of that long term rate period and remain in effect to and including the last day of that long term rate period. Each long term rate will be determined on the first day of that long term rate period by 11:00 a.m., New York City time, or, if the first day is not a business day, on the next preceding business day.

         A liquidity facility may be, but is not required to be, in effect during a long term rate period. If a liquidity facility is then in effect, long term rate periods may not extend to a date beyond the termination date of the liquidity facility then in effect.

         Fixed Rate Mode
         ---------------

         The bonds may be converted to bonds bearing interest at a fixed rate. Bonds bearing interest at a fixed rate may not be converted to any other type of rate period and will not be covered by any liquidity facility. The fixed rate period will begin on a fixed rate conversion date and will extend to the earlier of the date of redemption or the maturity date for each bond accruing interest at a fixed rate.

Interest Payments

         Interest on the bonds will be payable in arrears on each interest payment date beginning on the first interest payment date after the date of original issuance of the bonds. The amount of interest payable with respect to any bonds on any interest payment date will be computed during each weekly rate period and adjustable rate period, on the basis of a 365- or 366-day year for the number of days actually elapsed, based on the calendar year in which the weekly rate period or adjustable rate period begins, and during each long term rate period and fixed rate period, on the basis of a 360-day year of twelve 30-day months.

         "Interest payment date" means any principal payment date or redemption date, and:

                           o with respect to bonds accruing interest at weekly rates, September 4, 2001 and, after September 4, 2001, the first business day of each calendar month following the weekly rate period for which interest is payable, and any day which is a conversion date from a weekly rate period;

                           o with respect to bonds accruing interest at adjustable rates, the first business day following the adjustable rate period for which interest is payable, and any day which is a conversion date from an adjustable rate period;

                           o with respect to bonds accruing interest at a long term rate, each June 1 and December 1 beginning with the first June 1 and December 1 that is at least 90 days after the long term rate conversion date, and any day which is a conversion date from a long term rate period; and

                           o with respect to bonds accruing interest at a fixed rate, each June 1 and December 1 beginning with the first June 1 or December 1 that is at least 90 days after the fixed rate conversion date through and including the maturity date of the bonds accruing interest at a fixed rate.

         The record date for bonds in the weekly rate mode and the adjustable rate mode will be the last business day before the next interest rate period.

         Interest on the bonds will be payable to the nominee of DTC, as long as all of the bonds are registered in the name of the nominee.

         In no event will interest accrue on the bonds at a rate greater than the lesser of 10% per annum and the maximum rate of interest permitted by law, or with respect to bonds purchased by us pursuant to our standby bond purchase agreement, the lesser of 18% per annum and the maximum rate of interest permitted by law.

Conversion Features

         The interest rate mode applicable to the bonds may be changed, at the election of the Board as of an interest period reset date, in the manner described below.

         Each notice of conversion given to the trustee as described below, given in connection with a change in the interest rate mode between the weekly rate mode and the adjustable rate mode, from the weekly rate mode or the adjustable rate mode to a long term rate mode, from a long term rate mode to the weekly rate mode or the adjustable rate mode, or from the weekly rate mode, the adjustable rate mode or the long term rate mode to the fixed rate mode, must be accompanied by an opinion of bond counsel to the effect that the change in the interest rate mode will not cause the interest on the bonds to be included in the gross income of the recipients thereof for federal income tax purposes and that the change is permitted under the indenture.

         Conversion Between Floating Rate Modes. The weekly rate mode and the adjustable rate mode are each known as a floating interest rate mode. On any interest rate adjustment date, while the bonds bear interest at a floating interest rate, the interest rate on all of the bonds may be converted to a different floating interest rate mode, when the trustee, the remarketing agent and DTC receive written directions from the Board, given not less than 15 days before the interest period reset date, to convert the interest rate on the bonds to a different floating interest rate mode.

         Each interest period reset date must be the day after the last day of an interest rate period.

         The remarketing agent must establish the interest rate and, except in the case of the bonds in the weekly rate mode, the first day of the next interest rate period, on the interest period reset date.

         If the interest rate on the bonds is converted to a different floating interest rate mode, then not less than five business days before the interest period reset date, the trustee must notify registered owners of all outstanding bonds by first class mail, that on that interest period reset date the bonds will be converted to a different floating interest rate mode, which interest rate mode must be specified, and that all bonds will be subject to mandatory tender. The notice must state the type of interest rate, the conversion date, and must inform the registered owners of the bonds that they will be deemed to have tendered the bonds as of the conversion date and will not be entitled to further accrual of interest on the bonds after the conversion date. Payment of the purchase price of the bonds will only occur upon surrender of the bonds at the principal office of the tender agent if the bonds are not held in a book-entry only system.

         The bonds may not be converted from a weekly rate mode to an adjustable rate mode without first obtaining a rating confirmation from the rating agency stating that the conversion will not affect the rating on the bonds.

         Conversion to the Long Term Rate Period from a Floating Interest Rate Mode. On any interest rate adjustment date while the bonds bear interest at a floating interest rate mode the interest rate on all the bonds may, at the direction of the Board, be converted to a long term rate mode when the trustee, the remarketing agent and DTC receive written directions from the Board at least four business days before the thirtieth day before the proposed interest period reset date, to convert the interest rate on all of the bonds to a long term rate mode. If the Board determines that a liquidity facility is to be in effect following the conversion to the long term rate mode, the amount available under the liquidity facility for payment of interest must be increased to an amount equal to at least 210 days' interest on all outstanding bonds at the highest lawful rate, as defined in the indenture, and the term of the liquidity facility must extend to a date at least five days after the end of the first interest rate period in the long term rate mode.

         Each interest period reset date must be the day after the last day of an interest rate period and must also be the interest rate determination date. If the prior interest rate period ends on the day before a June 1 or December 1 which is not a business day, the interest rate determination date must be the next preceding business day.

         The remarketing agent must establish the interest rate and the first day of the next interest rate period, on the interest period reset date.

         If the interest rate on the bonds is to be converted to a long term rate mode then not less than five business days before the proposed interest period reset date, the trustee must notify the registered owners of all outstanding bonds by first class mail that on the interest period reset date all of the bonds will be converted to a long term rate mode, whether or not the payment of the purchase price of bonds will be secured by a liquidity facility, and that all bonds will be subject to mandatory tender. The notice must state the conversion date, and must inform the registered owners of the bonds that any registered owner of bonds will be deemed to have tendered the bonds as of the conversion date and will not be entitled to further accrual of interest on the bonds after the conversion date. Payment of the purchase price of the bonds will only occur upon surrender of the bonds at the principal office of the tender agent if the bonds are not held in a book-entry only system.

         Conversion from a Long Term Rate Mode to a Floating Interest Rate Mode. On any interest rate determination date while the bonds bear interest at the long term rate mode, the interest rate on all the bonds may, at the direction of the Board, be converted to a floating interest rate mode when the trustee, the remarketing agent and DTC receive written directions from the Board at least four business days before the 30th day before the proposed conversion date to convert the interest rate on the bonds to a floating interest rate mode.

         Each interest period reset date in the floating interest rate mode must be the day after the last day of an interest rate period.

         The remarketing agent will establish the interest rate, and except in the case of bonds in the weekly rate mode, the first day of the next interest rate period, on the interest period reset date.

         If the interest rate on the bonds is to be converted to a floating interest rate mode, then not less than five business days before the proposed conversion date, the trustee shall notify the registered owners of all outstanding bonds by first class mail that on the conversion date all of the bonds will be converted to the specified floating interest rate mode and that all bonds will be subject to mandatory tender. The notice must state the type of interest rate, the conversion date, and must inform the registered owners of the bonds that they will be deemed to have tendered the bonds as of the conversion date and will not be entitled to further accrual of interest on the bonds after the conversion date. Payment of the purchase price of the bonds will only occur upon surrender of the bonds at the principal office of the tender agent if the bonds are not held in a book-entry only system.

         The bonds may not be converted to a floating interest rate mode without first obtaining a liquidity facility, if a liquidity facility was not in effect for the bonds while they were in the long term rate mode, and a rating confirmation from the rating agency stating that the conversion will not affect the rating on the bonds.

         Conversion to Fixed Rate Mode. On any interest rate adjustment date while the bonds bear interest at a floating interest rate mode or in the long term rate mode, the interest rate on all bonds may, at the direction of the Board, be converted to the fixed rate mode. The date of the conversion will be the fixed rate conversion date. After the fixed rate conversion date, the adjustable rate, purchase and tender features of the bonds will be permanently terminated. After the fixed rate conversion date, all of the bonds will bear interest at the fixed rate determined in the manner described below. In order to exercise its option, the Board must deliver notice at least four business days before the thirtieth day to the trustee, the remarketing agent and DTC directing the conversion. The notice must specify the fixed rate conversion date, which must be an interest period reset date not less than 30 days following the date the notice is sent. On or before the 20th day before the fixed rate conversion date, the Board may specify that the bonds may have security provisions different from those set forth in the indenture, but only if it does not adversely affect the ability of bond counsel to render the opinion described below.

         The fixed rate will be established by the remarketing agent on or before the seventh day preceding the fixed rate conversion date. When the remarketing agent has determined the fixed rate, it must immediately notify the Board, the trustee, and the tender agent of the fixed rate by telephone, promptly confirmed in writing.

         Not less than 25 days before the proposed fixed rate conversion date stated in the notice from the Board, the trustee must prepare and send notice by first class mail to each bondholder and/or to DTC (with a copy to us and the bond insurer) by facsimile stating:

                           o that all of the bonds are proposed to be converted to fixed rate bonds on the fixed rate conversion date specified in the notice;

                           o that the adjustable rate, purchase and tender features of the bonds will terminate on the fixed rate conversion date and that, from and after the fixed rate conversion date, the interest rate(s) on the bonds will become fixed to maturity;

                           o    the interest rate determination date;

                           o that after the fixed rate conversion date the bondholders will no longer have the right to tender bonds to the remarketing agent (or tender agent if the bonds are not held in a book-entry only system) for purchase;

                           o    that in connection with the fixed rate
                                conversion date the standby bond purchase agreement or alternate liquidity facility, as the case may be, if then in effect, will expire and will no longer secure the bonds or that it will continue and that these or other security provisions may be revised;

                           o that all bonds will be subject to mandatory purchase on the fixed rate conversion date, and all information required to be included in a notice of mandatory purchase pursuant to the indenture, including that any bonds required to be purchased which are not delivered to the tender agent if the bonds are not held in a book-entry only system on or before 10:30 a.m. New York City time on the fixed rate conversion date will be deemed purchased;

                           o that any bond credit ratings then applicable to the bonds may change or be withdrawn on or after the fixed rate conversion date;

                           o that following the fixed rate conversion date, bonds may be issued in denominations of $5,000 or integral multiples thereof;

                           o that following the fixed rate conversion date, the bonds will mature serially or be subject to mandatory sinking account redemptions;

                           o that the conversion may be rescinded on or before the interest rate determination date at the option of the Board, or thereafter if all conditions to conversion are not satisfied, or in the circumstances described below.

         No other notice of the fixed rate conversion will be provided. If the Board determines on or before the interest rate determination date to rescind the conversion or thereafter determines in good faith at any time on or before the fixed rate conversion date that it is unable to meet the conditions to convert the bonds to the fixed rate(s), the Board will promptly so notify the trustee and the trustee will give prompt written notice to the bondholders (with a copy to us and the bond insurer) that the bonds will not be converted to the fixed rate on the fixed rate conversion date, but rather will be converted to the weekly rate mode, and will nevertheless be subject to mandatory purchase on the fixed rate conversion date. If the bonds are in the long term rate mode and the Board rescinds its option to convert the bonds to the fixed rate mode or the failure to meet the conditions for conversion results from an event within the control of the Board, the bonds will remain in the long term rate mode and in the same long term rate period unless the Board delivers to the trustee an opinion of bond counsel that the conversion to the weekly rate mode will not adversely affect the exclusion of the interest on the bonds from gross income for federal income tax purposes.

         The right of the Board to consummate the fixed rate conversion option will be contingent:

                           o upon its ability to obtain on or before the date of the notice required to be given by the trustee to the bondholders, an opinion of bond counsel, dated as of the date of the notice, to be reaffirmed as of the fixed rate conversion date, that following the fixed rate conversion date, the bonds will continue to be the valid and binding obligations of the Board and that the exercise of the conversion option will not adversely affect the excludability of the interest on the bonds from gross income for federal income tax purposes; and

                           o upon its ability to effect, on or before the 15th day before the fixed rate conversion date, the execution of a contract of purchase relating to the bonds between the Board and the remarketing agent or other purchaser, underwriter or institutional investor, providing for the simultaneous purchase of all bonds (including all bonds owned by us).

         The Board's exercise of the fixed rate conversion option will be deemed rescinded if all of the foregoing conditions are not satisfied or if the obligations incurred by the purchaser under the contract of purchase are not fulfilled on the proposed fixed rate conversion date for any reason. If that happens, the bonds will remain in or be converted to the weekly rate mode and the trustee will promptly notify all bondholders, the bond insurer and us of the rescission. Additionally, all bonds will remain subject to mandatory purchase on the proposed fixed rate conversion date. Finally, the bonds will be remarketed as bonds in the weekly rate mode, subject to the provisions described in the preceding paragraph.

         Any bond tendered to the remarketing agent (or tender agent if the bonds are not held in a book-entry only system) for purchase from the date the trustee is required to give notice to the bondholders to and including the proposed fixed rate conversion date will not be remarketed unless the purchaser has acknowledged receipt of a form of notice of conversion conforming to the requirements described above.

         On the fixed rate conversion date, the bonds will mature serially on June 1 of each year in serial maturities or be subject to mandatory sinking fund redemptions on the first June 1 more than six months after the fixed rate conversion date and ending on the maturity date of the bonds. The annual serial maturities or mandatory sinking fund redemptions will be established in amounts as set forth by the remarketing agent in a certificate delivered to the trustee and the Board. In the alternative, the bonds will mature in the amounts that are approved by the Board in a supplemental indenture delivered before the fixed rate conversion date.

         After the bonds are converted to the fixed rate mode, no further conversions between interest rate modes may be made with respect to the bonds.

         Notices of Change in Interest Rate Determination Method. When a change in the interest rates established in the weekly rate mode, adjustable rate mode or long term rate mode is to be made, the trustee will notify the owners of the bonds, by first class mail at the addresses shown on the registration books of the Board maintained by the trustee, at least 15 but not more than 60 days before the effective date of the change. The notice must be accompanied by a copy of the opinion of bond counsel if required by the indenture.

Optional Tender for Purchase in the Weekly Rate Mode

         During each weekly rate period, each beneficial owner of a beneficial interest in the bonds (other than bonds owned by us) may give written notice to the remarketing agent of a demand for purchase of the beneficial owner's beneficial interest at a price equal to the principal amount of the beneficial interest plus accrued and unpaid interest, without premium. Each beneficial interest will be purchased on the date designated by the beneficial owner, which must be a business day at least seven days after the date the notice is delivered. Delivery of notice will be effective only if accomplished by 5:00 p.m. New York City time on any business day. The notice will be irrevocable. Beneficial interests subject to tender notices will be deemed to be surrendered on the purchase date specified in the notice.

         The bonds will not be subject to optional tender while in the adjustable rate mode, the long term rate mode or the fixed rate mode.

Mandatory Purchase of Bonds

         The bonds, other than bonds owned by us, are subject to mandatory purchase on any of the following dates:

                           o    on the fifth day before the last day (a
                  "termination date") on which a drawing may be made by the trustee under the standby bond purchase agreement (except any termination date resulting solely from the conversion of the bonds to a fixed rate or a long term rate when a liquidity facility is not being provided, any termination date of a liquidity facility when an alternate liquidity facility has been acquired and has become effective, and any termination date of a liquidity facility that is caused by an event of default under the standby bond purchase agreement), or if that day is not a business day, the next succeeding business day;

                           o on the fifth business day after the trustee receives a notice from us that an event of default has occurred under and as defined in the standby bond purchase agreement;

                           o on the fifth day before the termination date of the standby bond purchase agreement when an alternate liquidity facility has been acquired or, if that day is not a business day, on the next succeeding business day;

                           o on the conversion date when bonds are to be converted from one type of rate period to a different type of rate period; and

                           o when the bonds bear interest at an adjustable rate or a long term rate and a new adjustable rate or long term rate is to be determined, on the effective date of the new adjustable rate or long term rate.

         Notice of mandatory purchase on the first, second, fourth and fifth dates described above will be mailed by the trustee, not less than five nor more than ten days before the mandatory purchase date. The trustee must mail notice of mandatory purchase on the second date described above on the first business day after the trustee receives the notice from us. The trustee must mail notice in each case to the respective owners of the bonds at their addresses maintained by the trustee. Each notice of mandatory purchase must state the mandatory purchase date and the place or places of mandatory purchase. If the trustee gives notice about the third date described above, the notice must also describe the alternate liquidity facility, and state that the ratings assigned to the bonds may be changed as a result of the substitution of the alternate liquidity facility. Each notice must also state that the purchase price of the bonds will become due and payable on the mandatory purchase date and that from and after the mandatory purchase date interest will cease to accrue to the prior holder of the bond to be purchased, and must require that the bonds be surrendered and if not so surrendered that the bonds will be deemed purchased.

Bondholder's Failure to Deliver the Bonds

         If the bonds are not held in a book-entry only system, any bonds which are required to be tendered for purchase on a purchase date to the tender agent that are not delivered on the purchase date and for which an amount of money sufficient to pay the purchase price has been irrevocably deposited with the trustee will be considered undelivered bonds and will be deemed purchased. If a bondholder fails to tender its bonds on or before the required date, the owner of those undelivered bonds will not be entitled to any payment other than the purchase price and undelivered bonds in the hands of the non-delivering owner will no longer accrue interest or be entitled to any benefits of the indenture, except for the payment of the purchase price, but the indebtedness represented by the undelivered bonds will not be extinguished.

Redemption

         Optional Redemption During Weekly Rate Mode
         -------------------------------------------

         When interest on the bonds is payable at a weekly rate, the bonds may be redeemed at the option of the Board in whole or in part on the first business day of any month, at the principal amount of the bonds, plus accrued interest, if any, without premium. Bonds owned by us may be redeemed on any business day at par plus accrued interest, without premium.

         Optional Redemption During Adjustable Rate Mode
         -----------------------------------------------

         When interest on the bonds is payable at an adjustable rate mode, the bonds may be redeemed at the option of the Board in whole or in part on any interest rate adjustment date, at the principal amount of the bonds, plus accrued interest, if any, without premium. Bonds owned by us may be redeemed on any business day at par plus accrued interest, without premium.

         Mandatory Sinking Account Redemption
         ------------------------------------

         Subject to adjustment as described in the next paragraph, the bonds are subject to mandatory sinking account redemption from mandatory sinking account payments on June 1 of each year at the principal amount thereof plus accrued interest, if any, without premium, as follows:

                  Mandatory Sinking
                 Account Payment Date          Mandatory Sinking
                       (June 1)                Account Payments
                       --------                ----------------
                         2003                     $   40,000
                         2004                         80,000
                         2005                        120,000
                         2006                        135,000
                         2007                        170,000
                         2008                        160,000
                         2009                        115,000
                         2010                        730,000
                         2011                        855,000
                         2012                        900,000
                         2013                        940,000
                         2014                        980,000
                         2015                      1,010,000
                         2016                      1,020,000
                         2017                      1,060,000
                         2018                      1,095,000
                         2019                      1,140,000
                         2020                      1,180,000
                         2021                      1,230,000
                         2022                      1,275,000
                         2023                      1,245,000
                         2024                      1,380,000
                         2025                      1,420,000
                         2026                      1,470,000
                         2027 (maturity)           1,525,000

         The principal amount of bonds to be redeemed will be reduced, in the order determined by the Board, by the principal amount of bonds which have been previously redeemed or called for optional redemption, or purchased or acquired by the Board and delivered to the trustee for cancellation.

Selection of Bonds for Redemption. Whenever less than all of the bonds are to be redeemed, the trustee will select the bonds to be redeemed from all bonds subject to redemption or a given portion of those bonds not previously called for redemption, by lot in any manner which the trustee in its sole discretion deems appropriate and fair, and for this purpose the trustee will consider each bond in a denomination larger than the minimum denomination permitted by the bonds at the time to be separate bonds each in the minimum denomination. However, any bonds held by us will be redeemed before any other bonds are redeemed.

Notice of Redemption. The trustee will mail notice of redemption not less than 15 nor more than 60 days before the redemption date (but not less than 30 days before the redemption date in the case of bonds bearing interest at a long term rate or a fixed rate) to the respective owners of any bonds designated for redemption at their addresses appearing on the registration books maintained by the trustee. Each notice of redemption will state the redemption date, the place or places of redemption, and, if less than all of the bonds are to be redeemed, the distinctive number of the bonds to be redeemed and, in the case of bonds to be redeemed in part only, the respective portions of the principal amount to be redeemed. Each notice will also state that on the redemption date the principal and premium, if any, or of a specified portion of the principal in the case of bonds to be redeemed in part only, together with interest accrued on the bonds to the redemption date will become due and payable, and that from and after the redemption date interest on the bonds will cease to accrue, and will require that the bonds be then surrendered. Notice regarding redemption which has been mailed will be conclusively presumed to have been given, even if it is not received. If funds required to pay the redemption price of any bonds being called for redemption are not on deposit with the trustee on or before the date the notice of redemption is required to be given, the notice must state that the redemption can only occur to the extent that the trustee receives funds to pay the redemption price on or before the redemption date.

Partial Redemption of Bonds. Upon surrender of any bond redeemed in part only, the Board will execute and the trustee will authenticate and deliver to the owner of the bond, at the expense of the Board, a new bond or bonds of the same authorized denominations equal in aggregate principal amount to the unredeemed portion of the bond surrendered.

Effect of Redemption. If notice of redemption is given by the Board to the trustee as described above, and moneys for payment of the principal and premium, if any, of, together with interest accrued to the redemption date on, the bonds (or portions of the bonds) on the redemption date designated in the notice, the bonds (or portions of the bonds) called for redemption will become due and payable, interest on the bonds called for redemption will cease to accrue, the bonds (or portions of the bonds) will cease to be entitled to any benefit or security under the indenture, and the owners of the bonds will have no rights in respect of the bonds except to receive payment of principal, premium, if any, and accrued interest.

Transfer of the Bonds

         So long as Cede & Co., as nominee for DTC, is the registered owner of the bonds, beneficial ownership interests in the bonds may be transferred only through a DTC participant or indirect participant and recorded on the book-entry-only system operated by DTC. The following provisions would apply if the bonds are no longer held in the book-entry-only system.

         Except with respect to purchases and remarketing of bonds, the registered owner of a bond may only transfer the bond on the books of the Board, which will be kept for that purpose at the office of the trustee, in person or by his attorney duly authorized in writing, upon surrender of the bond at the principal corporate office of the trustee, together with a written instrument of transfer satisfactory to the trustee duly executed by the registered owner or a duly authorized attorney. Upon the transfer of any bond, the trustee will issue in the name of the transferee and cause to be authenticated a new bond or bonds of the same aggregate principal amount as the surrendered bonds. The trustee will make a charge for the transfer sufficient to pay for any tax or other governmental fee or charge required to be paid with respect to the transfer, but all other costs of making the transfer will be borne by the Board. If the tender agent is not the trustee, duplicate registration books will be maintained by the tender agent for the purpose of registering the transfer of bonds purchased and remarketed, and registration of bonds by the tender agent will be valid and binding the same as if the bonds were registered on the books maintained by the trustee. The trustee and the tender agent will each promptly notify the other of any registration on the books maintained by it in order to maintain the reconciliation of the books maintained by each of them.

         The trustee will not transfer or exchange any bond called for redemption within 30 days of the redemption date of the bond (except for the portion, if any, not called for redemption), nor any bond during the period of five days next preceding the mailing of a notice of redemption of any bonds.

         Subject to the record date, the Board, the remarketing agent, the trustee and the tender agent may deem and treat the person in whose name any bond will be registered on the books of the Board as the absolute owner of that bond, whether that bond is overdue or not, for the purpose of receiving payment of or on account of the principal and premium, if any, and interest on and purchase price of the bond, and for all other purposes, including the giving or receipt of notices, consents or directions, and all payments made to any registered owner or on his order will be valid and effectual to satisfy and discharge the liability on the bond to the extent of the sum or sums paid, and neither the Board, the remarketing agent, the trustee nor the tender agent will be affected by any notice to the contrary. Any registered owner of the bonds may take actions relating to consents or directions with respect to a portion (in authorized denominations) of the bonds which are inconsistent with the actions taken with respect to other portions (in authorized denominations) of the bonds.

                                BOOK-ENTRY SYSTEM

         DTC will act as securities depository for the bonds. The bonds will be issued as fully-registered bonds in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered bond will be issued in the aggregate principal amount of the bonds and will be deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its direct participants deposit with it. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant of DTC, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

         Purchases of the bonds under the DTC system must be made by or through direct participants, which will receive a credit for the bonds on DTC's records. The ownership interest of each actual purchaser, or "beneficial owner," of each bond is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which beneficial owners entered into the transaction. Transfers of ownership interests in the bonds are to be accomplished by entries made on the books of DTC's participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the bonds, unless the use of the book-entry system for the bonds is discontinued.

         To facilitate subsequent transfers, all bonds deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other nominee as may be requested by an authorized representative of DTC. The deposit of bonds with DTC and their registration in the name of Cede & Co. or such other nominee effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the bonds. DTC's records reflect only the identity of its direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to its direct participants, by its direct participants to its indirect participants, and by its direct participants and its indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements which may be in effect from time to time.

         Redemption notices will be sent to Cede & Co. If less than all of the bonds within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each of its direct participants in that issue to be redeemed.

         Neither DTC nor Cede & Co. (nor such other nominee) will consent or vote with respect to the bonds. Under its usual procedures, DTC mails an omnibus proxy to an issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the bonds are credited on the record date (identified in a listing attached to the omnibus proxy).

         Principal and interest payments and payments of purchase price with respect to the bonds will be made to DTC. DTC's practice is to credit its direct participants' accounts, upon receipt of funds and corresponding detail information from the issuer or the trustee on payment dates in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the date payable. Payments by DTC's participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the DTC participant and not of DTC, the trustee or the Board subject to any statutory or regulatory requirements which may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Board or the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct and indirect participants.

         Regardless of the statements above, if any bond is tendered but not remarketed, with the result that the bond becomes owned by us, the trustee and the Board will, if requested by us, take all action necessary to remove the bonds from the book-entry system of DTC and to register that tendered but not remarketed bond in our name. Bonds owned by us not in the book-entry system of DTC will be held by us, or at our option, by the trustee on our behalf, and for our benefit. When all bonds owned by us have been remarketed, we no longer own any bonds and we have been reinstated in full, the trustee and the bond issuer will take all actions necessary to return the bonds to the full book-entry system of DTC.

         The bond issuer and the underwriter cannot and do not give any assurances that DTC, DTC's participants or others will distribute payments of principal, interest or premium with respect to the bonds paid to DTC or its nominee as the owner, or will distribute any prepayment notices or other notices, to the beneficial owners, or that they will do so on a timely basis or will serve and act in the manner described in this prospectus supplement. The bond issuer and the underwriter are not responsible or liable for the failure of DTC or any participant to make any payment or give any notice to a beneficial owner with respect to the bonds or an error or delay relating thereto.

         The foregoing description of the procedures and record-keeping with respect to beneficial ownership interests in the bonds, payment of principal, interest and other payments on the bonds to DTC's participants or beneficial owners of the bonds, confirmation and transfer of beneficial ownership interests in the bonds and other related transactions by and between DTC, DTC's participants and the beneficial owners of the bonds is based solely on information provided by DTC. Accordingly, no representations can be made concerning these matters and neither the DTC participants nor the beneficial owners should rely on the foregoing information with respect to these matters, but should instead confirm the same with DTC or DTC's participants, as the case may be.

         DTC may discontinue providing its services with respect to the bonds at any time by giving notice to the trustee and discharging its responsibilities with respect thereto under applicable law or the Board may terminate participation in the system of book-entry transfers through DTC or any other securities depository at any time. If the book-entry system is discontinued, replacement certificates will be printed and delivered.

         THE TRUSTEE, AS LONG AS A BOOK-ENTRY ONLY SYSTEM IS USED FOR THE BONDS, WILL SEND ANY NOTICE OF REDEMPTION OR OTHER NOTICES TO OWNERS ONLY TO DTC. ANY FAILURE OF DTC TO ADVISE ANY DTC PARTICIPANT, OR OF ANY DTC PARTICIPANT TO NOTIFY ANY BENEFICIAL OWNER, OF ANY NOTICES AND ITS CONTEXT OR EFFECT WILL NOT AFFECT THE VALIDITY OR SUFFICIENCY OF THE PROCEEDINGS RELATING TO THE REDEMPTION OF THE BONDS CALLED FOR REDEMPTION OR OF ANY OTHER ACTION PREMISED ON THE NOTICE.

                             SECURITY FOR THE BONDS

         The bonds are limited obligations of the Board, payable solely from amounts in the bond fund established by the indenture and secured solely by an irrevocable pledge of certain revenues of the Board, described below. The bonds are secured on a parity basis with the Board's previously issued $1,700,000 General Revenue Bonds, Series 1989, $7,808,748.90 General Revenue Refunding Bonds, Series 1994, $23,090,000 General Revenue and Refunding Bonds, Series 1997, $15,065,000 General Revenue Bonds, Series 1998, $9,100,000 General Revenue Bonds, Series 1999 and $36,475,000 General Revenue Bonds Series 2000. The 1989 bonds, the 1994 bonds, the 1997 bonds, the 1998 bonds, the 1999 bonds and the 2000 bonds are called the "prior bonds" in this prospectus supplement and are outstanding as of the date of this prospectus supplement in the principal amount of $83,415,000. Simultaneously with the issuance of the bonds, the Board will issue its $10,100,000 General Revenue Bonds, Series 2001A, secured on a parity basis with the bonds. The bonds, the 2001A bonds, the prior bonds and any obligations subsequently issued on a parity with the bonds are called the "parity bonds" in this prospectus supplement.

         The Board is considering soliciting bids to enter into a fixed to floating rate interest rate exchange agreement relating to the Board's 1998 bonds. The Board's obligations under the interest rate exchange agreement would be payable from General Revenues on either a parity basis or subordinated basis to the payment of debt service on the parity bonds, as may be later determined by the Board.

         The bonds are not a general obligation of the Board, the State of Michigan or any political subdivision of the State and neither the credit nor the taxing power of the State nor any political subdivision of the State will be pledged for the payment of the bonds.


Revenues of the Board Pledged to Secure the Bonds

         The revenues of the Board pledged to secure the bonds constitute:

                           o all fees, deposits, charges, receipts and income from all or any part of the students of Grand Valley State University, whether activity fees, tuition, instructional fees, tuition surcharges, general fees, health fees or other special purpose fees;

                           o all gross income, revenues and receipts from the ownership, operation, and control of the Board's housing, dining and auxiliary facilities system;

                           o all unrestricted receipts from the sales and service of educational activities;

                           o all grants, gifts, donations and pledges and receipts from them; and

                           o    investment income on all of the above;

                           but exclude all of the following:

                           o any deposits required by law or contracts to be held in escrow;

                           o any gifts, grants, donations, or pledges restricted as to use in a manner inconsistent with payment on the bonds, any obligations issued on a parity with the bonds or additional obligations subordinated to the bonds and other parity bonds;

                           o    appropriations from the State Legislature; and

                           o up to $3,000,000 collected annually from the levy of a special fee or fees established at some date following delivery of the bonds and designated by the Board to be excluded from general revenues.

         The pledge of the revenues of the Board used to secure the bonds is valid against all parties (other than the holders of the prior bonds, which are secured on a parity basis with the bonds) having claims of any kind, regardless of notice, and is valid and binding without physical delivery or further act by the Board.

         On or before the first business day before a bond payment date, the Board will transfer to the bond fund established under the indenture, from the revenues of the Board pledged to secure the bonds, amounts sufficient to pay the principal of, premium, if any, and interest due on the bonds. The Board has covenanted and agreed in the indenture that to the extent that the monies on deposit in the bond fund are not sufficient to meet the interest or principal and interest payments coming due, the Board will pay to the trustee for deposit in the bond fund all revenues of the Board pledged to secure the bonds received until the amount on deposit in the bond fund is sufficient to pay the principal of and interest due on the bonds. However, in making the payment over to the trustee, the revenues of the Board pledged to secure the bonds will be divided in each fiscal year pro rata between the bond fund and any similar fund for the payment of any other parity bonds without regard to the existence of any debt service reserve fund established for any parity bonds, based on the amount of debt service due in each fiscal year. The revenues of the Board pledged to secure the bonds, before their deposit with the trustee, may be used as general operating funds of the Board.

         The Board has irrevocably pledged the revenues of the Board described above to the payment of the principal of and interest on the bonds. This pledge of the revenues of the Board, together with the pledge of the revenues of the Board as security for the payment of the prior bonds and any obligations subsequently issued on a parity with the bonds, will constitute and be a first charge or lien against all of the revenues of the Board pledged to secure bonds.

         The rights and remedies of the holders of the bonds may be affected by bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditors' rights existing now or enacted in the future and by the application of general principles of equity, including those related to equitable subordination.

                       THE STANDBY BOND PURCHASE AGREEMENT

         The obligations will rank equally with all of our other general unsecured and unsubordinated obligations. The obligations are not issued under an indenture. As of the date of this prospectus supplement, we have approximately $3 billion of obligations currently outstanding, including the obligations we are issuing under this prospectus supplement.

         Owners of the bonds will be entitled to the benefits and will be subject to the terms of the standby bond purchase agreement. Under the standby bond purchase agreement, we agree to make available to a specified intermediary the purchase price for the bonds when we receive an appropriate demand for payment. Our obligations under the standby bond purchase agreement will be sufficient to pay a purchase price equal to the principal of the bonds and up to 35 days' interest on the bonds at an assumed rate of 10% per year.

Termination Events

         The scheduled expiration date of the standby bond purchase agreement is five years from the date of delivery of the bonds, unless it is extended or terminated sooner in accordance with its terms.

         The indenture specifies certain circumstances where we must purchase bonds which a holder tenders for purchase pursuant to an optional or mandatory tender, which have not been remarketed. These circumstances are summarized under the headings "Optional Tender of Bonds" and "Mandatory Purchase of Bonds." Under certain circumstances, we may terminate our obligation to purchase bonds. The following events would permit termination:

                           o any portion of the commitment fee for the standby bond purchase agreement has not been paid when due on the quarterly payment date or any other amount payable under the standby bond purchase agreement has not been paid when due, and in either case, the failure continues for three business days after notice thereof to the Board;

                           o the State of Michigan takes any action which would have a materially adverse effect on the ability of the Board to comply with the payment and security interest and lien covenants and obligations under the bonds, the indenture, the standby bond purchase agreement, the payment agreement, and all other documents relating to the issuance of the bonds, or any right or remedy of the company or any owners of the bonds from time to time to enforce the covenants and obligations;

                           o the Board fails to observe or perform any covenant or agreement contained in the bonds, the indenture, the standby bond purchase agreement or the payment agreement (and any amendments, substitutions or modifications thereof), and, if the failure is the result of a covenant breach which is capable of being remedied, the failure continues for 90 days following written notice thereof to the Board from us. However, if the failure (other than a payment default) cannot be cured or corrected within the 90 day period, it will not constitute an event of default if the Board institutes curative or corrective action within the period and diligently pursues the curative or corrective action until the failure of performance is cured or corrected, or there has not been at all times a remarketing agent performing its duties;

                           o    an event of default has occurred and is
                  continuing under any of the indenture, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements), as "event of default" is defined in the applicable document;

                           o any representation, warranty, certification or statement made by the Board in the indenture, the standby bond purchase agreement, the payment agreement or the remarketing agreement (and any amendments, substitutions or modifications of these agreements) or in any certificate, financial statement or other document delivered under those agreements proves to have been incorrect in any material respect when made;

                           o any default by the Board has occurred and continues in the payment of principal of or premium, if any, or interest on any bond, note or other evidence of indebtedness of the bond issuer, under any "Related Documents," as defined in the standby bond purchase agreement, which is senior to, or on parity with, the bonds;

                           o    the Board files a petition in voluntary
                  bankruptcy for the composition of its affairs or for its corporate reorganization under any state or federal bankruptcy or insolvency law, or makes an assignment for the benefit of creditors, or admits in writing to its insolvency or inability to pay debts as they mature, or consents in writing to the appointment of a trustee or receiver for itself;

                           o a court of competent jurisdiction enters an order, judgment or decree declaring the Board insolvent, or adjudging it bankrupt, or appointing a trustee or receiver of the Board, or approving a petition filed against the Board seeking reorganization of the Board under any applicable law or statute of the United States of America or any state, and the order, judgment or decree is not vacated or set aside or stayed within 60 days from the date of the entry of the order;

                           o under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction assumes custody or control of the Board and the custody or control is not terminated within 60 days from the date of assumption of the custody or control;

                           o any material provision of the indenture, the standby bond purchase agreement, the payment agreement, the remarketing agreement and all other documents relating to the issuance of the bonds, or the bonds (including bonds owned by us) ceases for any reason whatsoever to be a valid and binding agreement of the Board, or the Board contests the validity or enforceability of those agreements; or

                           o the Board fails to pay when due any amount payable under any bond (regardless of any waiver of that failure by the holders of the bonds).

         If a termination event happens, we may deliver notice to the Board, the trustee, the remarketing agent and any applicable paying agent or tender agent regarding our intention to terminate the standby bond purchase agreement. In that case, the standby bond purchase agreement would terminate, effective at the close of business on the 30th day following the date of the notice, or if that date is not a business day, on the next business day. Before the time at which termination takes effect, the bonds will be subject to mandatory tender for purchase from the proceeds of a drawing under the standby bond purchase agreement. The termination of the standby bond purchase agreement, however, does not result in an automatic acceleration of the bonds.

         The obligations of the Board are described in a separate disclosure document relating to the bonds.

                     THE STANDBY LOAN AGREEMENT; GE CAPITAL

         In order to obtain funds to fulfill our obligations under the standby bond purchase agreement, we will enter into a standby loan agreement with GE Capital, under which GE Capital will be irrevocably obligated to lend funds to us as needed to purchase bonds. The amount of each loan under the standby loan agreement will be no greater than the purchase price for tendered bonds. The purchase price represents the outstanding principal amount of the tendered bonds and interest accrued on the principal to but excluding the date we borrow funds under the standby loan agreement. Each loan will mature on a date specified in the standby loan agreement, which will be set forth in the applicable prospectus supplement. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered bonds. When we wish to borrow funds under the standby loan agreement, we must give GE Capital prior written notice by a specified time on the proposed borrowing date. GE Capital will make available the amount of the borrowing requested no later than a specified time on each borrowing date (if GE Capital has received the related notice of borrowing by the necessary time on the borrowing date).

         The standby loan agreement will expressly provide that it is not a guarantee by GE Capital of the bonds or of our obligations under the standby bond purchase agreement. GE Capital will not have any responsibility or incur any liability for any act, or any failure to act, by us which results in our failure to purchase tendered bonds with the funds provided under the standby loan agreement.

                       Ratio of Earnings to Fixed Charges

         The following table sets forth the consolidated ratio of earnings to fixed charges of GE Capital for the periods indicated:

                        Year Ended December 31,                             Six Months
        --------------------------------------------------------               Ended
    1996           1997           1998           1999           2000       June 30, 2001
-------------  -------------  -------------  -------------  -------------  -------------

    1.53           1.48           1.50           1.60           1.52           1.60

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest, interest capitalized (net of amortization) and fixed charges. Fixed charges consist of interest on all indebtedness and one-third of annual rentals, which GE Capital believes reasonably approximates the interest factor of the rentals.

            Where You Can Find More Information Regarding GE Capital

         GE Capital files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information which GE Capital files at the SEC's public reference rooms located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. GE Capital's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

                Incorporation of Information Regarding GE Capital

         The SEC allows us to "incorporate by reference" information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that GE Capital has previously filed with the SEC. These documents contain important information about GE Capital, its business and its finances.

         Document                                     Period
         --------                                     ------

         Annual Report on Form 10-K................   Year ended December 31, 2000

         Quarterly Reports on Form 10-Q............   Quarters ended March 31, 2001 and June 30, 2001


                                  LEGAL MATTERS

         The legality of the obligations has been passed upon by in-house counsel of Financial Guaranty Insurance Company, an affiliate of the company.

                                     EXPERTS

         The financial statements and schedule of General Electric Capital Corporation and consolidated affiliates as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in GE Capital's Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in this prospectus supplement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this prospectus supplement, and upon the authority of said firm as experts in accounting and auditing.

                                   APPENDIX A



                                 TENDER TIMELINE

                                TENDERS FOR BONDS

                                  PURCHASE DATE
                              (New York City time)

--------------------------------------------------------------------------------





------------     --------------------     -----------------------     ----------
 11:30 a.m.       11:45 a.m.                2:15 p.m.                  2:30 p.m.
    [1]              [2]                       [3]                        [4]


1. Tender agent or the trustee will give immediate telephonic notice, in any event not later than 11:30 a.m. on the Purchase Date, to FGIC-SPI specifying the aggregate principal amount of bonds to be purchased by FGIC-SPI on the Purchase Date.

2. FGIC-SPI must give GE Capital prior written notice of a borrowing under the Standby Loan Agreement by 11:45 a.m. on the date of the proposed borrowing.

3. No later than 2:15 p.m. on each Purchase Date, GE Capital will make available the amount of borrowing requested.

4. FGIC-SPI purchases bonds, for which remarketing proceeds are unavailable, by 2:30 p.m. on the Purchase Date.

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

                                 $1,000,000,000

                         principal amount plus interest

                         Liquidity Facility Obligations

                                       of

                         FGIC Securities Purchase, Inc.

         FGIC Securities Purchase, Inc. (the "Company") intends to offer from time to time, in connection with the issuance by municipal authorities or other issuers of adjustable or floating rate debt securities (the "Securities"), its obligations (the "Obligations") under one or more liquidity facilities (the "Liquidity Facilities"). The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus or offering statement. The Obligations will not be severable from the Securities and may not be separately traded. This Prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Securities purchased by FGIC Securities Purchase, Inc. or its affiliates.

         Unless otherwise specified in a prospectus supplement to the Prospectus (a "Prospectus Supplement"), we will issue the Obligations from time to time to provide liquidity for certain adjustable or floating rate Securities issued by municipal or other issuers. We will describe the specific terms of the Obligations and the Securities to which they relate in a Prospectus Supplement. Each issue of Obligations may vary, where applicable, depending on the terms of the Securities to which the issuance of Obligations relates.

         We are a Delaware corporation that was incorporated in 1990. Our principal executive office is 115 Broadway, New York, New York 10006 and our telephone number is (212) 312-3000. Unless the context otherwise indicates, the terms "Company," "we," "us" or "our" mean FGIC Securities Purchase, Inc. You should read the information below under the heading "THE COMPANY."

                  These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus.
                  Any representation to the contrary is a criminal offense.



The date of this Prospectus is May 31, 2001

         We have provided the information contained in this Prospectus. We are submitting this Prospectus in connection with the future sale of securities summarized below under the heading "SUMMARY," and this Prospectus may not be reproduced or used, in whole or in part, for any other purposes.

         The reader of this Prospectus should rely only on the information contained or incorporated by reference in this Prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         This Prospectus and the applicable Prospectus Supplement constitute a prospectus with respect to the Obligations of the Company under the Liquidity Facilities to be issued from time to time by us in support of the Securities. We do not anticipate that registration statements with respect to the Securities issued by municipal authorities will be filed under the Securities Act of 1933, as amended.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual and other reports and information with the Securities and Exchange Commission (the "Commission"). You may read and copy any of these documents at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public at the Commission's web site at http://www.sec.gov. We do not intend to deliver to holders of the Obligations an annual report or other report containing financial information.

                           INCORPORATION BY REFERENCE

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus and later information that we will file with the Commission will automatically update or supersede this information. We incorporate by reference (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2001, heretofore filed with the Commission pursuant to Section 13 of the Securities Act of 1934, as amended. We also incorporate by reference any future filings made with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until all of the Obligations covered by this Prospectus have been sold.

         You may request a copy of these filings, at no cost, as follows:
Corporate Communications Department, FGIC Securities Purchase, Inc., 115 Broadway, New York, New York 10006, Telephone: (212) 312-3000.

         You should not assume that the information in this Prospectus and the accompanying Prospectus Supplement is accurate as of any date other than the date on the front of those documents regardless of the time of delivery of this Prospectus and the accompanying Prospectus Supplement or any sale of the Obligations. Additional updating information with respect to the matters discussed in this Prospectus and the accompanying Prospectus Supplement may be provided in the future by means of appendices or supplements to this Prospectus and the accompanying Prospectus Supplement or other documents including those incorporated by reference.

                                     SUMMARY

         The proposed structure will be utilized to provide liquidity through a "put" mechanism for floating or adjustable rate securities and other derivative debt securities issued by municipal authorities or other issuers. Such securities typically include a tender feature that permits broker-dealers to establish interest rates on a periodic basis which would enable the securities to be remarketed at par and that provides a secondary market liquidity mechanism for holders desiring to sell their securities. Such securities will be remarketed pursuant to an agreement under which the broker-dealers will be obligated to use "best efforts" to remarket the securities. If the securities cannot be remarketed, the Company will be obligated, pursuant to a standby purchase agreement or similar contractual arrangement with the issuer, remarketing agent, tender agent or trustee of the securities, to purchase unremarketed securities from the holders desiring to tender their securities (the "put option") or when certain other events happen. This facility will assure the holders of liquidity for their securities even when market conditions preclude successful remarketing.

         The proposed structure may also be used in connection with concurrent offerings of variable rate demand securities ("VRDNs") and convertible inverse floating rate securities ("INFLOs"). VRDNs and INFLOs are municipal derivative securities pursuant to which (i) the interest rate on the VRDNs is a variable interest rate which is re-set by the remarketing agent from time to time (not to exceed a stated maximum rate) (the "VRDN Rate") and (ii) the interest rate on the INFLOs is concurrently re-set at a rate equal to twice a specified linked rate minus the fee charged by the Company for the Liquidity Facility. The Owners of VRDNs have the optional right to tender their VRDNs to the issuer for purchase and, if the remarketing agent does not successfully remarket the tendered VRDNs, the Company is obligated to pay the purchase price therefor pursuant to the terms of its liquidity facility.

         If an Owner of INFLOs desires a fixed rate of interest not subject to fluctuation based on the inverse floating rate equation described above, the Owner may elect to purchase from VRDN holders an amount of VRDNs equal to the principal amount of INFLOs for which the INFLO Owner desires a fixed rate of interest. The net effect of the purchase is to "link" an equal principal amount of VRDNs and INFLOs and thereby set a fixed interest rate on the combined securities. If the Owner of the combined securities so elects, the owner may "de-link" his or her VRDNs and INFLOs. The remarketing agent will then remarket the VRDNs at a re-set interest rate and the INFLOs retained by the de-linking Owner will again continue to vary and to be re-set whenever the interest rate of the VRDNs are re-set. An INFLOs Owner may also elect to permanently link his or her INFLOs with an equal principal amount of VRDNs and thereby permanently fix the interest rate on the combined securities to their stated maturity; once permanent linkage is effected, no subsequent de-linkage is permitted.

         Until VRDNs are permanently linked to INFLOs, the VRDNs will remain subject to remarketing in the manner noted above and the Company will remain obligated to purchase unremarketed VRDNs in connection with the optional right of holders to tender their VRDNs for purchase.

         The fees for providing the liquidity mechanism will be paid by the issuer or other entity specified in the applicable Prospectus Supplement, typically over the life of the liquidity agreement or, in the case of VRDNs, until a VRDN is permanently linked with an INFLO. Except as otherwise provided in a Prospectus Supplement, in order to obtain funds to purchase unremarketed securities, the Company will enter into standby loan agreements with one or more financial institutions (the "Standby Lenders") under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase Securities for which the put option has been exercised. Except as otherwise provided in a Prospectus Supplement, the standby purchase agreement or similar contractual agreement between the Company and the trustee, issuer or other specified entity will provide that, without the consent of the issuer and the trustee for the security holders, the Company will not agree or consent to any amendment, supplement or modification of the related standby loan agreement, nor waive any provision thereof, if the amendment, supplement, modification or waiver would materially adversely affect the issuer or other specified entity, or the security holders. Except as otherwise provided in a Prospectus Supplement, the obligations of the Company under the standby purchase agreement or similar contractual agreement may only be terminated on the occurrence of certain events of non-payment, default or insolvency on the part of the issuer or other specified entity. If the obligations of the Company under the standby purchase agreement or similar contractual agreement terminate, the securities will be subject to a mandatory tender. Prior to that time, security holders will have the option to tender their securities, all as set forth in the applicable Prospectus Supplement.

         The above structure is intended to receive the highest ratings from the rating agencies and to provide public issuers with the lowest cost of financing. There can be no assurances, however, that the ratings will be maintained.

                                   THE COMPANY

         The Company was incorporated in 1990 in the State of Delaware. All outstanding capital stock of the Company is owned by FGIC Holdings, Inc., a Delaware corporation.

         Unless otherwise specified in a Prospectus Supplement, the business of the Company consists and will consist of providing liquidity for certain adjustable and floating rate Securities, issued by municipal authorities or other issuers, through Liquidity Facilities. The securities are typically remarketed by registered broker-dealers at par on a periodic basis to establish the applicable interest rate for the next interest period and to provide a secondary market liquidity mechanism for security holders desiring to sell their securities. Pursuant to standby purchase agreements or similar contractual agreements with issuers of the securities, the Company will be obligated to purchase unremarketed securities from the holders thereof who voluntarily or mandatorily tender their Securities for purchase. In order to obtain funds to purchase the Securities, the Company will enter into one or more standby loan agreements with Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds as needed to the Company to purchase Securities as required.

         The Company's principal executive offices are located at 115 Broadway, New York, New York 10006, Telephone No. (212) 312-3000.

                            THE LIQUIDITY FACILITIES

         The Obligations will rank equally with all other general unsecured and unsubordinated obligations of the Company. The Obligations are not issued pursuant to an indenture.

         Owners of the Securities will be entitled to the benefits and subject to the terms of the applicable Liquidity Facility as specified in the applicable Prospectus Supplement. Pursuant to the Liquidity Facilities, the Company will agree to make available to a specified intermediary the purchase price for the Securities to which that Liquidity Facility relates when the Company receives an appropriate demand for payment. The obligation of the Company under each Liquidity Facility will be sufficient to pay a purchase price equal to the principal of the Security to which that facility relates and up to a specified amount of interest at a specified rate set forth in the applicable Prospectus Supplement.

                           THE STANDBY LOAN AGREEMENT

         In order to obtain funds to fulfill its obligations under the Liquidity Facilities, the Company will enter into one or more Standby Loan Agreements with one or more Standby Lenders under which the Standby Lenders will be irrevocably obligated to lend funds to the Company as needed to purchase the Securities to which the applicable Liquidity Facility relates. Each Standby Loan Agreement will have the terms set forth in the applicable Prospectus Supplement. It is anticipated that each loan under a Standby Loan Agreement will be in an amount not exceeding the purchase price for the Securities tendered by the holders which will represent the outstanding principal amount of the securities, premium, if any, and accrued interest thereon for a specified period. The proceeds of each loan will be used only for the purpose of paying the purchase price for tendered Securities. It is not anticipated that a Standby Lender will guarantee the Securities to which its Standby Loan Agreement relates or the Company's obligation under any Standby Purchase Agreement. Standby Lenders will be identified in the appropriate Prospectus Supplement.

                              PLAN OF DISTRIBUTION

         The Obligations will not be sold separately from the Securities, which will be offered pursuant to a separate prospectus, official statement or offering circular.

                                     EXPERTS

         The financial statements of FGIC Securities Purchase, Inc. as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, appearing in FGIC Securities Purchase, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, have been incorporated by reference in the Prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in the Prospectus, and upon the authority of said firm as experts in accounting and auditing.

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================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Supplement

INTRODUCTION                                                                 S-1

DESCRIPTION OF THE BONDS                                                     S-1

BOOK-ENTRY SYSTEM                                                           S-12

SECURITY FOR THE BONDS                                                      S-14

THE STANDBY BOND PURCHASE AGREEMENT                                         S-15

THE STANDBY LOAN AGREEMENT; GE CAPITAL                                      S-17

LEGAL MATTERS                                                               S-18

EXPERTS                                                                     S-18


Prospectus

WHERE YOU CAN FIND MORE INFORMATION                                            2

INCORPORATION BY REFERENCE                                                     3

SUMMARY                                                                        4

THE COMPANY                                                                    5

THE LIQUIDITY FACILITIES                                                       5

THE STANDBY LOAN AGREEMENT                                                     5

PLAN OF DISTRIBUTION                                                           6

EXPERTS                                                                        6

================================================================================



================================================================================


                                   $21,275,000

                         principal amount, plus interest



                         LIQUIDITY FACILITY OBLIGATIONS




                                    issued by




                                 FGIC Securities
                                  Purchase, Inc.

                                  in support of

               Board of Trustees of Grand Valley State University
                   General Revenue Variable Rate Demand Bonds,
                                  Series 2001B




                              PROSPECTUS SUPPLEMENT

                                  JULY 20, 2001


================================================================================